Exhibit 99.1

Sonnet BioTherapeutics Provides Fiscal Year 2022 Second Quarter Business and Earnings Update

●	IND for SON-1010 cleared by FDA with first patient dosed in trial for advanced solid tumors
●	SON-080 on track to begin clinical studies by mid-2022
●	Preclinical data for SON-1010, SON-1210, and SON-1410 presented at the 2022 AACR Annual Meeting
●	Preclinical development of additional FHAB pipeline assets progressing forward

PRINCETON, NJ / ACCESSWIRE / May 10, 2022 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today its financial results for the three and six months ended March 31, 2022 and provided a business update.

“We are excited to have initiated the first clinical trial with our lead Fully Human Albumin Binding pipeline asset, SON-1010,” said Pankaj Mohan, Ph.D., Founder and CEO. “This represents a great accomplishment for our research team, and we look forward to continuing the progress by also advancing SON-080 into the clinic by mid-year. Additionally, we plan to initiate a non-human primate non-GLP toxicology study for SON-1210 later this quarter.”

“We continue to focus on our financing strategy and are on track with our R&D activities in 2022. We believe there is significant value in our pipeline that is not reflected in our current valuation that we will seek to unlock during this pivotal year for Sonnet,” commented Jay Cross, CFO.

FY 2022 Second Quarter and Recent Corporate Updates

Sonnet provided the following corporate updates for the 2022 calendar year:

●	IND cleared for SON-1010 and clinical trial initiated; initial safety data for this study are anticipated in the second half of 2022.
●	Continued cGMP manufacturing of SON-080, with clinical study initiation planned for the first half of 2022 in patients with Chemotherapy Induced Peripheral Neuropathy (CIPN).
●	Preparing initiation of a non-GLP pre-clinical toxicity study of SON-1210 in non-human primates in the second quarter of 2022.
●	Completed sequence confirmation for SON-3015 and preparing for initial in vivo mice studies in the second half of 2022.
●	Lead optimization is underway to initiate chemistry, manufacturing and controls (CMC) with cell line development for SON-1410 in the second quarter of 2022.

FY 2022 Second Quarter Ended March 31, 2022 Financial Results

●	As of March 31, 2022, Sonnet had $13.6 million cash on hand.
●	Research and development expenses were $6.4 million for the three months ended March 31, 2022, compared to $3.8 million for the three months ended March 31, 2021. The increase of $2.6 million was primarily due to the development of the cell lines for SON-1010, SON-1210 and SON-080, and an increase in payroll and share-based compensation expense as we continue to expand our operations.
●	General and administrative expenses were $1.9 million for the three months ended March 31, 2022, compared to $2.2 million for the three months ended March 31, 2021. The decrease of $0.3 million was primarily due to a decrease in payroll expense.

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet BioTherapeutics Investor Contact

Michael V. Morabito, Ph.D.

Solebury Trout

917-936-8430

mmorabito@soleburytrout.com

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31,	September 30,
	2022	2021
Assets
Current assets:
Cash	$13,635,528	$27,622,067
Prepaid expenses and other current assets	1,280,133	1,189,474
Total current assets	14,915,661	28,811,541
Property and equipment, net	52,634	59,056
Operating lease right-of-use asset	78,000	123,213
Total assets	$15,046,295	$28,993,810
Liabilities and stockholders’ equity
Current liabilities:
Related-party notes	$748	$748
Accounts payable	4,036,420	3,781,299
Accrued expenses	2,104,936	2,310,410
Operating lease liability	79,603	94,520
Deferred income	291,255	516,374
Total current liabilities	6,512,962	6,703,351
Operating lease liability	—	30,612
Total liabilities	6,512,962	6,733,963

Stockholders’ equity:
Preferred stock; $0.0001 par value: 5,000,000 shares authorized. No shares issued or outstanding	—	—
Common stock; $0.0001 par value: 125,000,000 shares authorized; 60,263,137 and 60,250,637 issued and outstanding at March 31, 2022 and September 30, 2021, respectively	6,026	6,025
Additional paid-in capital	84,626,005	83,943,040
Accumulated deficit	(76,098,698)	(61,689,218)
Total stockholders’ equity	8,533,333	22,259,847
Total liabilities and stockholders’ equity	$15,046,295	$28,993,810

See 10-Q filed today for notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Collaboration revenue	$95,320	$—	$225,119	$—
Operating expenses:
Research and development	6,405,273	3,840,399	10,671,138	7,706,407
General and administrative	1,900,263	2,196,632	3,979,149	4,194,617
Total operating expenses	8,305,536	6,037,031	14,650,287	11,901,024
Loss from operations	(8,210,216)	(6,037,031)	(14,425,168)	(11,901,024)
Foreign exchange gain (loss)	1,717	(2,076)	15,688	(15,323)
Net loss	$(8,208,499)	$(6,039,107)	$(14,409,480)	$(11,916,347)
Per share information:
Net loss per share, basic and diluted	$(0.14)	$(0.32)	$(0.24)	$(0.66)
Weighted average shares outstanding, basic and diluted	60,294,838	18,742,926	60,293,914	17,972,329

See 10-Q filed today for notes to consolidated financial statements